Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 RESULTS AND FUTURE OUTLOOK; 2007 ADJUSTED EBITDA GROWTH OF 306% AND DRILL BIT RESERVE REPLACEMENT OF 269%

Houston, Texas, February 28, 2008 — Linn Energy, LLC (Nasdaq: LINE) announced today financial and operating results for the quarter and year ended December 31, 2007 and its outlook for 2008.

The Company highlights the following achievements for the fourth quarter 2007 as compared to the third quarter 2007:

  Increased Adjusted EBITDA by 34%, to $136.1 million from $101.2 million
  Increased average daily production by 76%, to 200.2 MMcfe/d from 114.0 MMcfe/d
  Decreased total operating expense per Mcfe by 30%, to $1.84 from $2.62

The following are significant achievements for the year ended December 31, 2007 as compared to 2006:

  Increased Adjusted EBITDA by 306%, to $307.5 million from $75.8 million
  Increased average daily production by 276%, to 111.2 MMcfe/d from 29.6 MMcfe/d
  Increased cash distribution by 21%, to an annualized amount of $2.52 per unit from $2.08 per unit
  Increased proved reserves by 256%, to 1,616.1 Bcfe from 454.1 Bcfe
  Increased year-end Standardized Measure by 526%, to $3.5 billion from $0.6 billion
  Replaced 269% of production through the drill bit at a finding and development cost of $1.68 per Mcfe

“Linn Energy achieved record performance in 2007,” said Michael C. Linn, Chairman and Chief Executive Officer.  “This was a transforming year for the Company in terms of scope of operations, capability for future growth and increased cash flow coverage of distributions to our unitholders, and I am proud of our tremendous operational and financial accomplishments.  The Company has proved reserves of approximately 1.9 Tcfe and a long reserve life index of approximately 22 years.  Through our acquisition program, we have not only increased our current production but also assembled an extensive inventory set of more than 5,500 potential drilling locations which should enable Linn Energy to grow production organically by 3%-5% per year.  In 2007, we replaced our production by 269% through the drill bit at a finding and development cost of $1.68 per Mcfe, which emphasizes the high quality of our assets and demonstrates our ability to efficiently execute our capital program.  Linn Energy has the right mix of properties and people to continue this trend, and we believe that 2008 will be a year of continued growth.”

Fourth Quarter 2007 Results

During the fourth quarter 2007, the Company achieved Adjusted EBITDA (a non-GAAP financial measure) of $136.1 million, which represents a 34% increase over the third quarter 2007.  Excluding the effects of acquisitions, including Lamamco, Adjusted EBITDA would have been $120.3 million, which is 20% higher than the Company’s mid-point fourth quarter guidance of $100 million.  Also excluding the effects of acquisitions, the Company generated a distribution coverage ratio of 1.05x for the quarter.  Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of Adjusted EBITDA to net income from operations is provided in this release.  The most significant reconciling items between net income from operations to Adjusted EBITDA are cash flow from the effective date through the closing date of acquisitions, interest expense and non-cash items including the change in fair value of derivatives, depreciation, depletion and amortization.

The Company utilizes commodity and interest rate hedging to capture cash flow margin.  During the fourth quarter 2007, the Company’s production was significantly hedged, which resulted in revenues that were $12.7 million greater than the Company would have achieved at unhedged prices.  The reported loss on derivatives from oil and gas hedges of approximately $201.9 million for the quarter includes $214.6 million of non-cash change in fair value of hedge positions covering anticipated future production through 2013.  In addition to the non-cash loss on oil and gas derivatives, the Company also reported a non-cash loss on interest rate hedges of $25.9 million during the fourth quarter 2007.  Non-cash losses do not affect Adjusted EBITDA or actual cash flow.

Adjusted for these two non-cash losses, net income for the fourth quarter 2007 would have been $37.4 million, or $0.37 per unit.  Net income stated without the effects of certain items is a non-GAAP financial measure.  Net income without the effects of these items is presented because they affect the comparability of operating results from period to period.  The Company reported a GAAP net loss of $203.2 million, or $2.01 per unit, for the fourth quarter of 2007.

2007 Results

During 2007, the Company achieved Adjusted EBITDA of $307.5 million, which represents a 306% increase over 2006.  For 2007 the Company’s production was significantly hedged, which resulted in revenues that were $43.2 million greater than the Company would have achieved at unhedged prices.  The reported loss on derivatives of approximately $345.5 million for the year includes $388.7 million of non-cash change in fair value of hedge positions covering anticipated future production through 2013.  In addition to the non-cash loss on oil and gas derivatives, the Company also reported a non-cash loss on interest rate hedges of $29.5 million during 2007.  Adjusted for these two non-cash losses, net income for 2007 would have been $53.9 million, or $0.78 per unit.  The Company reported a GAAP net loss of $364.3 million, or $5.29 per unit, for 2007.

Operational Profile

During the fourth quarter 2007, the Company completed 91 wells with a 98% success rate and achieved average daily production of 200.2 MMcfe/d.  For 2007, the Company drilled and completed 247 wells with a 98% success rate and achieved average daily production of 111.2 MMcfe/d.

The Company has 16 rigs currently active in its three operating regions.  In the Mid-Continent region, the Company is operating a total of 14 rigs.  In the Texas Panhandle Granite Wash area of the Mid-Continent region, five rigs are drilling wells that range in depth from 8,900 feet to 16,000 feet.  The Company estimates that it has an inventory of approximately 1,300 drilling locations in this area. In the shallow Texas Panhandle Brown Dolomite formation of the Mid-Continent region, the Company is operating four rigs, drilling both vertical oil and horizontal gas wells.  The Company estimates that it has an inventory of approximately 1,500 drilling locations in this area and plans to be very active there during 2008.  In the Osage Hominy Unit, which was acquired in the Lamamco acquisition and is also located in the Mid-Continent region, the Company has one rig drilling wells to the Okesa formation at depths ranging from 700 feet to 900 feet.  The Company estimates that it has an inventory of approximately 100 locations in the Osage Hominy Unit.  The Company has an additional four rigs active throughout its Mid-Continent region.  In the Appalachian Basin, the Company has two rigs developing its extensive inventory of 1,400 projects.  In the Western region, the Company drilled three successful wells in late 2007 in the Brea Olinda Field in the Los Angeles Basin of California, where it has up to 10-20 future drilling opportunities.

Reserve Profile

The Company’s proved reserves at December 31, 2007 were 1,616.1 Bcfe, of which 73% were classified as proved developed, with a total Standardized Measure of approximately $3.5 billion.  Standardized Measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined using prices and costs in effect as of the date of estimation and discounted using an annual discount rate of 10%.  Including the Lamamco acquisition, proved reserves at December 31, 2007 were 1,945.5 Bcfe, of which 55% were gas, 32% were oil and 13% were natural gas liquids.  The Company estimates the PV-10 of its approximately 1.9 Tcfe of proved reserves to be over $4.7 billion, based on its oil and gas hedge prices for 2008-2013 and current strip prices for unhedged volumes.  The Company’s inventory of 5,500 drilling locations includes approximately 3,800 unproved locations with a reserve potential of over 1 Tcfe.  The Company estimates its proved and unproved reserve potential to be approximately 3 Tcfe.

In addition to the Company’s defined inventory set, its acreage position contains the resource-rich shale plays, the Marcellus Shale play in Appalachia and the Woodford Shale play in Oklahoma.  The Company has approximately 100,000 net acres in the Marcellus Shale play and 46,000 net acres in the Woodford Shale play.

During 2007, the Company demonstrated its ability to grow organically by achieving a reserve replacement ratio of 269% through the drill bit at a finding and development cost of $1.68 per Mcfe.  Including acquisitions, the Company achieved a reserve replacement ratio of approximately 3,000% at a reserve replacement cost of $2.32 per Mcfe.

The Company estimates its maintenance capital expenditures for 2008 will be $106 million, including $6 million of maintenance capital attributable to the Lamamco acquisition, which represents a cost of approximately $1.10-$1.20 per

Mcfe to replace reserves produced during the year.  For 2007, the Company’s maintenance capital expenditures were approximately $45 million, or an average reserve replacement cost of $1.10 per Mcfe.

2008 Capital Budget

The Company has budgeted $265 million for drilling and development activities for 2008.  The capital allocation is approximately 85% Mid-Continent, 10% Appalachian Basin and 5% Western.  The Company anticipates drilling over 300 wells.

Cash Distributions

In January 2008, the Company’s Board of Directors declared a quarterly cash distribution of $0.63 per unit, or $2.52 per unit on an annualized basis, with respect to the fourth quarter 2007.  The distribution was paid on February 14, 2008 to unitholders of record as of the close of business on February 8, 2008.  This distribution represented a 10.5% increase over the third quarter 2007 distribution and a 21% increase over the fourth quarter 2006 distribution.

Analyst Day

In April 2008, the Company will host its first Analyst Day for investors and securities analysts.  Additional details regarding the event will be made available as soon as practicable.

Annual Report on Form 10-K

The Company plans to file its Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission on Friday, February 29, 2008.

Lamamco Acquisition

On January 31, 2008, the Company completed the acquisition of certain oil and gas properties, located primarily in the Mid-Continent region, from Lamamco Drilling Company for a contract price of $552.2 million, subject to purchase price adjustments.  The acquired proved reserves of over 50 MMBoe are approximately 88% oil and over 70% proved developed with a low base decline rate of approximately 5% and a reserve life index of over 34 years.  This acquisition provides a large inventory of approximately 800 optimization and development projects which the Company anticipates will create future growth opportunities.

Use of Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Non-GAAP Financial Measures” in this press release.

Conference Call

As previously announced, management will host a teleconference call on February 28, 2008 at 11:00 AM Eastern Time to discuss Linn Energy’s fourth quarter 2007 results and its outlook for 2008.  Prepared remarks by Michael C. Linn, Chairman and Chief Executive Officer, Mark E. Ellis, President and Chief Operating Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (866) 800-8649 (Passcode: 54638900) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 81152334) for a 30-day period following the call.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov
Executive Vice President and CFO
281-840-4169

Clay Jeansonne
Vice President – Investor Relations
281-840-4193

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

The financial summary follows; all amounts within are unaudited.

Linn Energy, LLC

Explanation and Reconciliation of Non-GAAP Financial Measures

This press release includes the non-generally accepted accounting principle (“non-GAAP”) financial measure of “Adjusted EBITDA.”  The accompanying schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines Adjusted EBITDA as net income (loss) plus:

•                  Net operating cash flow from acquisitions, effective date through closing date;

•                  Interest expense, net of amounts capitalized;

•                  Depreciation, depletion and amortization;

•                  Write-off of deferred financing fees and other;

•                  (Gain) loss on sale of assets;

•                  Accretion of asset retirement obligation;

•                  Unrealized (gain) loss on derivatives;

•                  Unit-based compensation and unit warrant expense;

•                  Data license expenses;

•                  IPO cash bonuses; and

•                  Income tax (benefit) provision.

Adjusted EBITDA is a significant performance metric used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to pay unitholders.  Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates.  Adjusted EBITDA is also a quantitative metric used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

The following presents a reconciliation of consolidated net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)

Net income (loss)	$(203,154)	$(6,088)	$(364,349)	$79,185
Plus:
Net operating cash flow from acquisitions, effective date through closing date (1)	15,767	—	67,417	712
Interest expense, net of amounts capitalized	25,455	8,955	62,130	25,494
Depreciation, depletion and amortization	48,855	10,703	97,964	24,173
Write-off of deferred financing fees and other	676	2,678	3,460	3,342
(Gain) loss on sale of assets	1,680	72	813	72
Accretion of asset retirement obligation	437	134	1,014	314
Unrealized (gain) loss on derivatives	240,516	(600)	418,281	(77,776)
Unit-based compensation expense and unit warrant expense	3,031	7,576	13,921	21,643
Data license expenses	3,231	—	3,231	—
IPO cash bonuses	—	—	—	2,039
Income tax (benefit) provision (2)	(410)	(3,328)	3,573	(3,402)
Adjusted EBITDA	$136,084	$20,102	$307,455	$75,796

(1)              Includes net operating cash flow from acquisitions through December 31, 2007, plus cash flow in the fourth quarter 2007 related to the acquisition of oil and gas properties from Lamamco Drilling Company in January 2008.

(2)              The Company’s taxable subsidiaries generated net operating losses during the year ended December 31, 2006.  Management subsequently recovered expenses through an intercompany charge for services from Linn Operating, Inc. to Linn Energy, LLC, which resulted in a corresponding tax expense during the year ended December 31, 2007.

Linn Energy, LLC

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per unit amounts)
Revenues:
Oil, gas and natural gas liquid sales	$154,743	$26,983	$318,226	$80,393
Gain (loss) on oil and gas derivatives	(201,949)	8,771	(345,537)	103,308
Natural gas marketing revenues	4,186	1,944	15,537	5,598
Other revenues	885	1,001	4,537	1,759
	(42,135)	38,699	(7,237)	191,058
Expenses:
Operating expenses	33,892	7,327	88,527	18,099
Natural gas marketing expenses	3,163	1,736	12,596	4,862
General and administrative expenses	20,828	17,059	57,188	39,993
Data license expenses	3,231	—	3,231	—
Depreciation, depletion and amortization	48,855	10,703	97,964	24,173
	109,969	36,825	259,506	87,127
	(152,104)	1,874	(266,743)	103,931
Other income and (expenses):
Interest expense, net of amounts capitalized	(25,455)	(8,984)	(62,130)	(25,857)
Gain (loss) on interest rate swaps	(25,127)	29	(28,081)	363
Other expenses, net	(878)	(2,335)	(3,822)	(2,654)
	(51,460)	(11,290)	(94,033)	(28,148)
Income (loss) before income taxes	(203,564)	(9,416)	(360,776)	75,783
Income tax benefit (provision)	410	3,328	(3,573)	3,402
Net income (loss)	$(203,154)	$(6,088)	$(364,349)	$79,185

Net income (loss) per unit:
Units — basic	$(2.01)	$(0.16)	$(5.29)	$2.64
Units — diluted	$(2.01)	$(0.16)	$(5.29)	$2.61

Class B units — basic	$—	$(0.16)	$—	$2.64
Class B units — diluted	$—	$(0.16)	$—	$2.61

Weighted average units outstanding:
Units — basic	101,096	31,735	68,916	28,281
Units — diluted	101,096	31,735	68,916	30,385

Class B units — basic	—	6,889	—	1,737
Class B units — diluted	—	6,889	—	1,737

Distributions declared per unit	$0.57	$0.43	$2.18	$1.15

Linn Energy, LLC

Operating Statistics

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Production:
Gas production (MMcf)	13,339	2,622	27,001	8,599
Oil production (MBbls)	460	204	1,271	370
NGL production (MBbls)	388	—	992	—
Total production (MMcfe)	18,422	3,845	40,579	10,818
Average daily production (MMcfe/d)	200.2	41.8	111.2	29.6

Weighted average prices (hedged): (1)
Gas (Mcf)	$8.32	$8.63	$8.19	$9.79
Oil (Bbl) (2)	$69.27	$61.38	$66.15	$58.68
NGL (Bbl)	$63.48	$—	$56.75	$—

Weighted average prices (unhedged): (3)
Gas (Mcf)	$6.95	$6.45	$6.62	$7.17
Oil (Bbl) (2)	$81.34	$49.35	$66.51	$50.68
NGL (Bbl)	$63.48	$—	$55.51	$—

Average unit costs per Mcfe of production:
Operating expenses	$1.84	$1.91	$2.18	$1.67
General and administrative expenses (4)	$1.13	$4.44	$1.41	$3.70
Depreciation, depletion and amortization	$2.65	$2.78	$2.41	$2.23

(1)              Includes the effect of realized gains of $12.7 million and $8.2 million on derivatives for the quarters ended December 31, 2007 and 2006, respectively.  Includes the effect of realized gains of $43.2 million and $25.5 million on derivatives for the years ended December 31, 2007 and 2006, respectively.

(2)              Oil production in California is sold pursuant to a long-term contract at 79% of NYMEX, and with gravity increase due to NGL being mixed into the oil stream, prices realized average approximately 82% of NYMEX.

(3)              Does not include the effect of realized gains on derivatives.

(4)              The measure for the quarters ended December 31, 2007 and 2006 includes approximately $3.0 million and $7.6 million, respectively, of unit-based compensation expense.  Excluding these amounts, general and administrative expenses for the quarters ended December 31, 2007 and 2006 were $0.97 per Mcfe and $2.47 per Mcfe, respectively.  The measure for the years ended December 31, 2007 and 2006 includes approximately $13.9 million and $21.6 million, respectively, of unit-based compensation and unit warrant expense.  The year ended December 31, 2006 also includes approximately $2.0 million of IPO bonuses.  Excluding these amounts, general and administrative expenses for the years ended December 31, 2007 and 2006 were $1.07 per Mcfe and $1.51 per Mcfe, respectively.  This is a non-GAAP measure used by Company management to analyze its performance.

Linn Energy, LLC

Selected Balance Sheet Data

	December 31,
	2007	2006
	(in thousands)
Assets
Total current assets	$172,025	$69,212
Oil and gas properties and related equipment, net	3,491,476	733,289
Property and equipment, net	32,024	20,754
Other assets	101,044	82,657
Total assets	$3,796,569	$905,912

Liabilities and Unitholders’ Capital
Total current liabilities	$231,593	$17,555
Credit facility	1,443,000	425,750
Other long-term liabilities	95,335	11,653
Total liabilities	1,769,928	454,958
Unitholders’ capital	2,026,641	450,954
Total liabilities and unitholders’ capital	$3,796,569	$905,912

Selected Cash Flow Data

	Year Ended December 31,
	2007	2006
	(in thousands)

Net cash used in operating activities (1)	$(44,814)	$(6,805)
Net cash used in investing activities	(2,892,420)	(551,631)
Net cash provided by financing activities	2,932,080	553,990
Net decrease in cash	(5,154)	(4,446)

Cash and cash equivalents:
Beginning	6,595	11,041
Ending	$1,441	$6,595

(1)

Includes premiums paid for derivatives of approximately $279.3 million and $49.8 million for the years ended December 31, 2007 and 2006, respectively. Excluding these payments, the Company would have net cash provided by operating activities of $234.5 million and $43.0 million for the years ended December 31, 2007 and 2006, respectively. This is a non-GAAP operating cash flow measure used by Company management to analyze its performance.

Linn Energy, LLC

Net Proved Oil and Gas Reserves

An analysis of the change in estimated quantities of oil and gas reserves, all of which are located within the United States, is shown below:

	Year Ended December 31, 2007
	Gas (MMcf)	Oil (MBbls)	NGL (MBbls)	Total (MMcfe)
Proved developed and undeveloped reserves:
Beginning of year	274,006	30,010	—	454,066
Revisions of previous estimates	(25,418)	6,496	163	14,531
Purchase of minerals in place	737,583	17,823	41,741	1,094,967
Sales of minerals in place	(1,505)	(1)	—	(1,511)
Extensions and discoveries	71,191	1,694	2,213	94,633
Production	(27,001)	(1,271)	(992)	(40,579)
End of year	1,028,856	54,751	43,125	1,616,107
Proved developed reserves:
Beginning of year	166,007	24,675	—	314,057
End of year	762,115	42,791	25,546	1,172,142

The table above excludes reserves of approximately 329,409 MMcfe associated with acquisitions that occurred in January 2008.

Costs Incurred in Oil and Gas Property Finding and Development Activities

Year Ended December 31, 2007
(in thousands)
Property acquisition costs:
Proved	$2,422,983
Unproved	148,284
Development costs (1)	183,606
$2,754,873

(1)     Excludes asset retirement and prepaid drilling costs of approximately $5.9 million.

Property acquisition costs include costs incurred to purchase, lease, or otherwise acquire a property.  Development costs include costs incurred to gain access to and prepare development well locations for drilling, to drill and equip development wells and to provide facilities to extract, treat and gather oil and gas.

Linn Energy, LLC

Guidance Table

	Q1 2008E			FY 2008E
Net Production and Other Revenues:
Gas (MMcf/d)	146	—	154	162	—	173
Oil (Bbls/d)	7,300	—	7,600	8,600	—	9,000
NGL (Bbls/d)	4,100	—	4,300	4,400	—	4,700
Total (MMcfe/d)	215	—	225	240	—	255

Other revenues (in thousands) (1)	$750	—	$1,250	$3,000	—	$5,000

Costs (in thousands):
LOE and other (2)	$28,000	—	$30,000	$125,000	—	$135,000
Production taxes	14,000	—	15,000	62,000	—	66,000
Total operating expenses	$42,000	—	$45,000	$187,000	—	$201,000

General and administrative expenses (3)	$15,000	—	$17,000	$56,000	—	$60,000

Costs per Mcfe (Mid-Point):

LOE and other (2)	$1.45	$1.44
Production taxes	0.72	0.71
Total operating expenses	$2.17	$2.15

General and administrative expenses (3)	$0.80	$0.64

Targets (Mid-Point) (in thousands):
Adjusted EBITDA (4)(5)	$128,000	$564,000
Interest expense	(31,000)	(130,000)
Maintenance capital expenditures	(22,000)	(106,000)
Distributable cash flow	$75,000	$328,000

Distributable cash flow per unit (6)	$0.65	$2.85
Distribution per unit (6)(7)	$0.63	$2.52
Distribution coverage (6)(7)	1.04x	1.13x

Weighted Average NYMEX Differentials:

Gas (MMBtu) (8)	$(0.80)	—	$(0.70)	$(0.80)	—	$(0.70)
Oil (Bbl)	$(8.50)	—	$(7.50)	$(7.50)	—	$(6.50)
NGL realization on crude oil price (%)	65%	—	70%	65%	—	70%

Gas Positions:

Fixed Price Swaps:
Hedged Volume (MMMBtu)	12,389	49,410
Average Price ($/MMBtu)	$8.47	$8.48
Puts:
Hedged Volume (MMMBtu)	1,761	7,053
Average Price ($/MMBtu)	$8.07	$8.07
PEPL Puts: (9)
Hedged Volume (MMMBtu)	964	3,854
Average Price ($/MMBtu)	$7.85	$7.85
Total:
Hedged Volume (MMMBtu)	15,113	60,317
Average Price ($/MMBtu)	$8.39	$8.39

Linn Energy, LLC

Guidance Table

	Q1 2008E	FY 2008E
Oil Positions: (10)
Fixed Price Swaps:
Hedged Volume (MBbls)	557	2,621
Average Price ($/Bbl)	$79.20	$81.49
Puts: (10)
Hedged Volume (MBbls)	425	1,826
Average Price ($/Bbl)	$71.44	$72.90
Total:
Hedged Volume (MBbls)	982	4,447
Average Price ($/Bbl)	$75.84	$77.96
Gas Basis Differential Positions: (11)
PEPL Basis Swaps:
Hedged Volume (MMMBtu)	9,036	36,146
Average Price ($/MMBtu)	$(0.95)	$(0.95)

Note:  Guidance for FY 2008E includes the positive impact of a volumetric production payment (“VPP”) which expires at the end of April 2008.  The current production underlying the VPP is approximately 16 MMcfe/d.  Hedging summaries for Q1 2008E and FY 2008E include positions covering production for all months within those periods.

(1)	Includes sales of propane and electricity in California and natural gas marketing and other income.

(2)

Includes approximately $1.5 million, or $0.07 per Mcfe, of non-recurring acquired inventory adjustment in Q1 2008E related to Lamamco acquisition. Excluding this adjustment, LOE and other for Q1 2008E is estimated to be $1.38 per Mcfe.

(3)

Excludes unit-based compensation, which represents a non-cash charge based on equity-related compensation. Guidance for Q1 2008E includes approximately $2 million of acquisition transition service fees and fees associated with year end 2007 for engineering and tax services, which will not recur during the remainder of the year.

(4)	Assumes the Company’s hedge positions and a gas/oil price deck on unhedged volumes of $8.50/$95.00 for Q1 2008E and $8.50/$85.00 for the remainder of FY 2008E.

(5)	Includes one month of acquisition-related cash flow (effective date through closing date) for Lamamco based on January 31, 2008 closing date.

(6)	Assumes 115 million units outstanding.

(7)	Based on current quarterly distribution of $0.63 per unit, or $2.52 per unit on an annualized basis.

(8)	Includes effects of basis swaps associated with gas production in the Mid-Continent.

(9)	Settle on the PEPL spot price of gas to hedge basis differential associated with gas production in the Mid-Continent region.

(10)	The Company utilizes oil puts to hedge revenues associated with its NGL production.

(11)	Represents a swap of the basis between NYMEX and PEPL spot price of gas of $(0.95) per MMBtu for the volumes hedged.

The estimates in the table above are for the provision of guidance only and are subject to revision as the operating environment of the Company changes.

Linn Energy, LLC

Commodity Derivatives

The following table summarizes, as of February 22, 2008, and for the periods indicated, derivatives in place through December 31, 2013.

	February 22 – December 31, 2008	Year 2009	Year 2010	Year 2011	Year 2012	Year 2013
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMMBtu)	41,134	49,271	42,086	38,741	34,066	—
Average Price ($/MMBtu)	$8.48	$8.32	$8.14	$8.08	$8.45	$—
Puts:
Hedged Volume (MMMBtu)	5,883	6,960	6,960	6,960	—	—
Average Price ($/MMBtu)	$8.07	$7.50	$7.50	$7.50	$—	$—
PEPL Puts: (1)
Hedged Volume (MMMBtu)	3,212	5,334	10,634	13,259	5,934	—
Average Price ($/MMBtu)	$7.85	$7.85	$7.85	$7.85	$7.85	$—
Total:
Hedged Volume (MMMBtu)	50,229	61,565	59,680	58,960	40,000	—
Average Price ($/MMBtu)	$8.39	$8.19	$8.02	$7.96	$8.36	$—

Oil Positions:
Fixed Price Swaps:
Hedged Volume (MBbls)	2,364	2,437	2,150	2,073	2,025	900
Average Price ($/Bbl)	$82.42	$78.07	$78.28	$79.65	$77.65	$72.22
Puts: (2)
Hedged Volume (MBbls)	1,557	1,843	2,250	2,352	500	—
Average Price ($/Bbl)	$73.34	$72.13	$70.56	$69.11	$77.73	$—
Total:
Hedged Volume (MBbls)	3,921	4,280	4,400	4,425	2,525	900
Average Price ($/Bbl)	$78.81	$75.51	$74.33	$74.05	$77.66	$72.22

Gas Basis Differential Positions:
PEPL Basis Swaps: (3)
Hedged Volume (MMMBtu)	30,122	34,666	29,366	26,741	34,066	—
Hedged Differential ($/MMBtu)	$(0.95)	$(0.95)	$(0.95)	$(0.95)	$(0.95)	$—

(1)     Settle on the PEPL spot price of gas to hedge basis differential associated with gas production in the Mid-Continent region.

(2)     The Company utilizes oil puts to hedge revenues associated with its NGL production.

(3)     Represents a swap of the basis between NYMEX and the PEPL spot price of gas of $(0.95) per MMBtu for the volumes hedged.